UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2021

INSEEGO CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38358	81-3377646
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

12600 Deerfield Parkway, Suite 100

Alpharetta, Georgia 30004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 812-3400

Not Applicable

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share Preferred Stock Purchase Rights	INSG	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ashish Sharma as President of Inseego Corp.

On June 7, 2021, Ashish Sharma was promoted to President of Inseego Corp. (the “Company”) effective immediately. Mr. Sharma, age 48, has served as the Company’s President of IoT & Mobile Solutions since February 2020. Prior to that, he had served as the Company’s Executive Vice President IoT & Mobile Solutions since joining the Company in September 2017. Prior to joining Inseego, Mr. Sharma was Chief Marketing Officer at Spectralink Corporation, a provider of enterprise grade mobile solutions, from December 2015 to September 2017. Prior to that, Mr. Sharma served as Senior Vice President and General Manager, Americas for Graymatics, Inc. a cognitive media processing company, from January 2015 to December 2015 and as Chief Marketing Officer at FreeWave Technologies, an industrial wireless networking company, from November 2010 to January 2015. Mr. Sharma holds a Bachelor of Science in Electrical Engineering from the University of District of Columbia, a Master of Science in Electrical Engineering from George Mason University and a Master of Business Administration from the UCLA Anderson School of Management in Finance, Marketing and Strategy.

In connection with his appointment as President, Mr. Sharma’s base salary will increase to $400,000 per year. Mr. Sharma will continue to be eligible to participate in the Company’s annual cash bonus program with an annual target bonus equal to 50% of his base salary. Mr. Sharma will also continue to be eligible to participate in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

There are no arrangements or understandings between Mr. Sharma and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Sharma and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dan Mondor Change in Control and Severance Agreement

On June 7, 2021, the Company entered into an amended and restated executive change in control and severance agreement with Dan Mondor, Chief Executive Officer of the Company (the “Amended and Restated Severance Agreement”), pursuant to which Mr. Mondor’s existing employment terms were, among other things, amended as described below.

In the event of a Covered Termination during a Change in Control Period or in Contemplation of a Change in Control that actually occurs (each as defined in the Amended and Restated Severance Agreement), Mr. Mondor will, subject to certain conditions including the execution of a general release, be entitled to receive severance in an amount equal to the sum of 18 months of his then-current annual base salary, plus an amount equal to 12 months of his then-current annual target bonus opportunity. In addition, all of Mr. Mondor’s outstanding equity awards will automatically become vested and, if applicable, exercisable, and Mr. Mondor and his covered dependents will be entitled to certain healthcare benefits for a period of up to 18 months.

In the event of a Covered Termination other than during a Change in Control Period, Mr. Mondor will, subject to certain conditions including the execution of a general release, be entitled to receive severance in an amount equal to the sum of 12 months (if terminated prior the End of the Term, as defined in the Amended and Restated Severance Agreement) of his then-current annual base salary, plus a lump-sum bonus payment equal to the pro-rated portion of the target bonus in the year of termination based on actual achievement of corporate performance goals and assumed full achievement of any individual performance goals. In addition, all of Mr. Mondor’s outstanding equity awards that are scheduled to vest within 12 months following the termination date will automatically become vested and, if applicable, exercisable, and Mr. Mondor and his covered dependents will be entitled to certain healthcare benefits for a period of up to 18 months.

Mr. Mondor’s cash salary will continue to be $550,000 per year, with an annual target bonus equal to 130% of such base salary (subject to achievement of certain performance goals to be established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company).

The foregoing description of the Amended and Restated Severance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Change in Control and Severance Agreement, dated June 7, 2021, by and between the Company and Dan Mondor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSEEGO CORP.

Date: June 10, 2021	By:	/s/ Kurt E. Scheuerman
Name: Kurt E. Scheuerman
Title: Senior Vice President and General Counsel

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